LETTERHEAD FOR THE LAW FIRM
OF GREGORY BARTKO

January 17, 2006

Board of Directors
Resolve Staffing, Inc.
3235 Omni Drive
Cincinnati, Ohio 45245
   Re: 4,000,000 Shares Common Stock
   $.0001 Par Value-----Form S-8
   Registration Statement Filed January 17, 2006

Dear Gentlemen:

As securities counsel for Resolve Staffing, Inc. , a Nevada corporation ("Company"), you have requested my legal opinion in connection with the preparation and filing with the United States Securities and Exchange Commission (“Commission”) of a Registration Statement on Form S-8 ("Registration Statement") registering up to 4,000,000 shares of the Company's common stock, $.0001 par value per share, for issuance pursuant to that certain Consulting Agreement For Dan Seifer, which was entered into by the Company on January 9, 2006, and which is attached to the Registration Statement as Exhibit 4.1 and referred to herein as the “Consulting Agreement.” The contents of the Registration Statement, with exhibits thereto, is hereby incorporated by reference for purposes of this legal opinion.

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, at the time that the Registration Statement is accepted for filing by the Commission and subject to the caveats identified below, I am of the opinion that the 4,000,000 shares covered by the Registration Statement, when issued in accordance with the terms of the Consulting Agreement and the prospectus forming a part of the Registration Statement, and when issued upon exercise of the options to purchase the Company’s common stock in accordance with the provisions of the Consulting Agreement, will be legally issued, fully-paid and non-assessable. Moreover, my opinion is limited to the due issuance of such shares covered by the Registration Statement and the Consulting Agreement that are issued for consulting services deemed to be permissible pursuant to SEC Release No. 33-7647 (February 25, 1999).

I hereby consent to the filing of this legal opinion as Exhibit 5.1 to the above-referenced Registration Statement.

Sincerely,

/s/ Gregory Bartko
Gregory Bartko, Esq.
GAB/nmn